Exhibit 10(hh)

Adopted February 22, 2016

2016 Short-Term Incentive Plan

Effective January 1, 2016

Potash Corporation of Saskatchewan Inc.

Signature	/s/ Keith G. Martell
Name	Keith G. Martell
Title	Chair, Human Resources and Compensation Committee

Date	February 22, 2016

Signature	/s/ Lee Knafelc
Name	Lee Knafelc
Title	Senior Vice President, Human Resources and Administration

Date	February 22, 2016

Section 1—Establishment of the Plan

1.01  Purpose

This 2016 Short-Term Incentive Plan is established for the purpose of rewarding eligible employees on an annual basis for their efforts and contributions in the attainment of certain performance measures that contribute materially to the success of the business interests of Potash Corporation of Saskatchewan Inc.

1.02  Effective Date

Subject to Section 7.02 (Amendment or Termination), this Plan shall be effective on and after January 1, 2016.

Section 2—Definitions

The following terms, when capitalized, shall be defined as follows:

2.01  Accrued Incentive Awards

“Accrued Incentive Awards” means the amounts accrued during the Year that represent expected payments under this Plan and other group incentive plans as appropriate.

2.02  Adjusted EBITDA

“Adjusted EBITDA” means the amount derived from the following formula:

(a)	Net Income before Finance Costs, Income Taxes, and Depreciation and Amortization, plus/minus

(b)	Non-recurring/Unusual Items Included in Operating Income, plus/minus

(c)	Change in Unrealized Gains/Losses on Derivative Instruments Included in Operating Income, plus

(d)	Accrued Incentive Awards.

2.03  Adjusted EBITDA Ratio

“Adjusted EBITDA Ratio” means the amount derived from the following formula:

(a)	Adjusted EBITDA

DIVIDED BY

(b)	Target EBITDA

and used to calculate an Entitled Employee’s EBITDA Award Percentage for a given Year pursuant to Section 4.02. Notwithstanding the foregoing, if the amount derived from the formula above is less than 50%, then the Adjusted EBITDA Ratio shall be deemed to be 0%, and if the amount derived from the formula above is greater than 150%, then the Adjusted EBITDA Ratio shall be deemed to be 150%.

2.04  Award Payment

“Award Payment” means a cash payment to an Entitled Employee calculated pursuant to Section 4 (Award Payments).

(a)	“EBITDA Award Payment” is the payment calculated based upon the Adjusted EBITDA Ratio, a measure of Adjusted EBITDA relative to Target EBITDA.

(b)	“Individual Award Payment” is the payment calculated based on individual job performance in accordance with Section 4.03(c) or Section 4.04(c), as applicable.

(c)	“Operations Award Payment” is the payment calculated based upon operations performance factors as established in accordance with Section 4.03(b) for the benefit of Entitled Operations Employees.

(d)	“SH&E Award Payment” is the payment calculated based upon safety, health and environmental performance factors as established in accordance with Section 4.04(b) for the benefit of Entitled Corporate Office Employees and Entitled Corporate Executives.

2.05  Board

“Board” means the Board of Directors of PCS Inc.

2.06  CEO

“CEO” means the Chief Executive Officer of PCS Inc.

2.07  Committee

“Committee” means the Human Resources and Compensation Committee of the Board.

2.08  Corporation

“Corporation” means PCS Inc. and its direct and indirect subsidiaries.

2.09  Depreciation and Amortization

“Depreciation and Amortization” means the depreciation and amortization expense for a given Year, as set out in the audited consolidated financial statements of PCS Inc. for that Year.

2.10  EBITDA Award Multiplier

“EBITDA Award Multiplier” means, with respect to an Entitled Employee, the percentage set forth in the “EBITDA Award Multiplier” column on Appendix “A” with respect to such Entitled Employee’s Tier.

2.11  EBITDA Award Percentage

“EBITDA Award Percentage” means the percentage of an Entitled Employee’s Salary derived from the formula set forth in Section 4.02.

2.12  Eligible Employee

“Eligible Employee” means an employee, including an Hourly Employee, who has satisfied the eligibility requirements set out in Section 4.01 (Eligibility).

2.13  Entitled Employee

“Entitled Employee” means an Eligible Employee who is recommended by the CEO and approved by the Committee to participate in this Plan.

(a)	Entitled Corporate Executive

“Entitled Corporate Executive” means an Entitled Employee who would otherwise be an Entitled Corporate Office Employee, but for the fact that he or she has been designated by the Committee as an Entitled Corporate Executive.

(b)	Entitled Corporate Office Employee

“Entitled Corporate Office Employee” means an Entitled Employee who is attached to one of the corporate facilities of PCS Inc. or its direct or indirect subsidiaries at either Saskatoon or Northbrook, but in each case other than an Entitled Corporate Executive.

(c)	Entitled Operations Employee

“Entitled Operations Employee” means an Entitled Employee who is attached to one of the operating facilities of PCS Inc. or its direct or indirect subsidiaries.

2.14  Environmental Incidents

“Environmental Incidents” means, for a given Year, the number derived from the following formula:

(a)	the number of Reportable Quantity Releases during such Year, plus

(b)	the number of Permit Excursions during such Year, plus

(c)	the number of Provincial Reportable Spills during such Year.

2.15  Finance Costs

“Finance Costs” means the finance cost expense or income recognized for a given Year as set out in the audited consolidated financial statements of PCS Inc. for that Year.

2.16  Hourly Employee

“Hourly Employee” means an employee employed at either a Canadian or U.S. operation who is paid on an hourly wage rate basis, including both employees who are and who are not covered by a collective bargaining agreement.

2.17  Income Taxes

“Income Taxes” means the income tax expense accrued for a given Year, as set out in the audited consolidated financial statements of PCS Inc. for that Year.

2.18  Individual Award Multiplier

“Individual Award Multiplier” means, with respect to an Entitled Employee, the percentage set forth in the “Individual Award Multiplier” column on Appendix “A” with respect to such Entitled Employee’s Tier.

2.19  Lost Time Injury Rate

“Lost Time Injury Rate” means, for a given Year, the amount derived from the following formula:

(a)	the total number of lost-time injuries for all employees, contractors and others on site during such Year, multiplied by 200,000

DIVIDED BY

(b)	the actual number of hours worked by employees, contractors and others on site during such Year.

2.20  Non-recurring/Unusual Items Included in Operating Income

“Non-recurring/Unusual Items Included in Operating Income” means items that are considered non-routine, unique, and not expected to be repeated in a normal course of the Corporation’s operating cycle, and which are recognized in Operating Income for a given Year as set out in the audited consolidated financial statements of PCS Inc. for that Year. Such items may result in a measurable charge or increase to income and may or may not be triggered by a management decision.

2.21  Operations Award Multiplier

“Operations Award Multiplier” means, with respect to an Entitled Operations Employee, the percentage set forth in the “Operations Award Multiplier” column on Appendix “A” with respect to such Entitled Operations Employee’s Tier.

2.22  PCS Inc.

“PCS Inc.” means Potash Corporation of Saskatchewan Inc.

2.23  Permit Excursion

“Permit Excursion” means an exceedance of a federal, state, provincial or local permit condition or regulatory limit.

2.24  Plan

“Plan” means this 2016 Short-Term Incentive Plan, as amended from time to time.

2.25  Provincial Reportable Spill

“Provincial Reportable Spill” means an unconfined spill or release into the environment.

2.26  Recordable Injury Rate

“Recordable Injury Rate” means, for a given Year, the amount derived from the following formula:

(a)	the total number of recordable injuries for employees, contractors and others on site during such Year, multiplied by 200,000

DIVIDED BY

(b)	the actual number of hours worked by employees, contractors and others on site during such Year.

2.27  Reportable Quantity Release

“Reportable Quantity Release” means a release the quantity of which equals or exceeds the United States Environmental Protection Agency’s notification level and is reportable to the United States Coast Guard National Response Center.

2.28  Retirement

“Retirement” (or similar terms) means, with respect to an Entitled Employee who is subject to United States income tax, such Entitled Employee’s separation from service after attaining age 55 and completing 5 years of service. Retirement with respect to any Entitled Employee who is not subject to United States income tax means retirement as determined in accordance with the qualified retirement plan of the Corporation in which the Entitled Employee is eligible to participate.

2.29  Salary

“Salary” means:

(a)	For Entitled Employees who are exempt from the overtime requirements of U.S. wage and hour legislation, other than Canadian Hourly Employees, the actual base salary earned during a given Year.

(b)	For Entitled Employees who are Canadian Hourly Employees, the actual total base pay for the given Year, excluding, but not limited to, overtime, bonuses, shift differentials and premiums.

(c)	For Entitled Employees who are U.S. employees and who are non-exempt from the overtime requirements of U.S. wage and hour legislation, total earned income, including overtime and shift differentials, for the given Year.

2.30  SH&E Award Multiplier

“SH&E Award Multiplier” means, with respect to an Entitled Corporate Office Employee or Entitled Corporate Executive, the percentage set forth in the “SH&E Award Multiplier” column on Appendix “A” with respect to such Entitled Employee’s Tier.

2.31  Target EBITDA

“Target EBITDA” means the Adjusted EBITDA projected in the annual budget approved by the Board and used in the formula set forth in Section  4.02 to calculate an Entitled Employee’s EBITDA Award Percentage for a given Year.

2.32  Target Percentage

“Target Percentage” means the percentage assigned to the Tier Level for Entitled Employees within that Tier, as shown in the table contained in Appendix “A”. The Target Percentage applicable to an Entitled Employee shall be recommended by the CEO and approved by the Committee.

2.33  Unrealized Gains/Losses on Derivative Instruments Included in Operating Income

“Unrealized Gains/Losses on Derivative Instruments Included in Operating Income” means the mark to market adjustments on the company’s derivative instrument assets and liabilities, including but not limited to, natural gas non-hedging and foreign exchange non-hedging, that are required to be recognized under accounting standards for reporting purposes, and which are recognized in operating income for a given Year as set out in the audited consolidated financial statements of PCS Inc. for that Year.

2.34  Year

“Year” means the fiscal year of PCS Inc.

Section 3—Participation

3.01  Participation Requirements

Participation in the Plan is limited to Eligible Employees.

Section 4—Award Payments

4.01  Eligibility

A permanent employee of the Corporation who:

(a)	is employed for at least one month during a Year, and, except in the case of a termination of employment due to Retirement or death or as otherwise provided herein, who is in the employ of the Corporation at the end of a Year, and

(b)	is not a participant in another annual cash bonus plan sponsored by the Corporation for the same period during the Year as covered by this Plan shall become an Eligible Employee.

4.02  Calculation of EBITDA Award Payment

Subject to Section 4.05 (Limitation of Award Payments and General Discretion), for purposes of Section 4.03 or 4.04, as applicable, the portion of an Entitled Employee’s Award Payment calculated pursuant to this Section 4.02 (the EBITDA Award Payment) shall be equal to the Entitled Employee’s EBITDA Award Percentage multiplied by his or her Salary.

(a)	The EBITDA Award Percentage (which, for the avoidance of doubt, shall be no greater than 200% of the applicable Target Percentage) is calculated as follows:

If the Adjusted EBITDA Ratio equals or exceeds 50% and does not exceed 100%, the calculation is:

Target Percentage multiplied by Adjusted EBITDA Ratio = EBITDA Award Percentage

If the Adjusted EBITDA Ratio exceeds 100% and does not exceed 150%, the calculation is:

(Two times Target Percentage multiplied by Adjusted EBITDA Ratio) minus Target Percentage = EBITDA Award Percentage

(b)	No EBITDA Award Percentage is calculated for an Adjusted EBITDA Ratio of less than 50% and for Award Percentage calculations, Adjusted EBITDA Ratio is limited to 150%.

4.03  Entitled Operations Employees

Subject to Section 4.05 (Limitation of Award Payments and General Discretion), an Entitled Operations Employee shall be entitled to an Award Payment equal to the sum of paragraphs (a), (b), and, for certain Entitled Operations Employees who are in Tier 6 through 11 (as described in Appendix “A”), (c) below:

(a)	The EBITDA Award Payment, multiplied by the applicable EBITDA Award Multiplier;

(b)	the Operations Award Payment, which is the Target Percentage of the Salary of the Entitled Operations Employee, adjusted (in no event to be greater than 200% of the Target Percentage) by applying a formula to be developed from time to time by the CEO in consultation with the Senior Vice President, Human Resources & Administration and the appropriate subsidiary President which formula shall reasonably reflect the actual results of the operating facility to which the employee is attached (potentially including Recordable Injury Rate, Lost-Time Injury Rate and Environmental Incidents) compared to the approved target for that operating facility, subject to achieving a threshold of at least 25% of the operating facility’s targets, multiplied by the applicable Operations Award Multiplier; and

(c)	the Individual Award Payment, which is, for an Entitled Operations Employee who is in Tier 6 through 11, the Target Percentage of the Salary of the Entitled Operations Employee, adjusted (in no event to be greater than 200% of the Target Percentage) based upon the Entitled Operations Employee’s job performance, as determined by his or her supervisor, and approved in accordance with the provisions of this Plan, multiplied by the applicable Individual Award Multiplier.

(d)	No portion of the Award Payment for an Entitled Operations Employee who is not in Tier 6 through 11 will be based on individual job performance.

4.04  Entitled Corporate Office Employees and Entitled Corporate Executives

Subject to Section 4.05 (Limitation of Award Payments and General Discretion), an Entitled Corporate Office Employee or an Entitled Corporate Executive shall be entitled to an Award Payment equal to the sum of paragraphs (a), (b) and (c) below:

(a)	The EBITDA Award Payment, multiplied by the applicable EBITDA Award Multiplier;

(b)	the SH&E Award Payment, which is the Target Percentage of the Salary of the Entitled Employee, adjusted (in no event to be greater than 200% of the Target Percentage) by applying a formula to be developed from time to time by the CEO in consultation with the Senior Vice President, Human Resources & Administration which formula shall reasonably reflect the Corporation’s safety, health and environmental results (potentially including Recordable Injury Rate, Lost-Time Injury Rate and Environmental Incidents) compared to the approved target, subject to achieving a threshold of less than 110% of the applicable target, multiplied by the applicable SH&E Award Multiplier; and

(c)	the Individual Award Payment, which is the Target Percentage of the Salary of the Entitled Corporate Office Employee or Entitled Corporate Executive, adjusted (in no event to be greater than 200% of the Target Percentage) based upon the Entitled Employee’s job performance, as determined by his or her supervisor, and approved in accordance with the provisions of this Plan, multiplied by the applicable Individual Award Multiplier.

4.05  Limitation of Award Payments and General Discretion

(a)	Subject to Section 4.01, in the event that, for a given Year, the Entitled Employee (i) is employed by the Corporation for less than the full Year, (ii) is employed on a part-time basis for any portion of the Year, (iii) terminates employment with the Corporation prior to the end of the Year due to Retirement or death, (iv) is promoted or demoted from one Group or Tier to another Group or Tier set forth in Appendix “A,” or (v) experiences a change in Salary during the Year, the Award Payment (and the constituent elements of such Award Payment) for such Entitled Employee will be adjusted to account for such employment change by applying appropriate pro-ration and/or weighting, as applicable. Further, notwithstanding Section 4.01 to the contrary, an employee who for part of the Year was an active employee but for part of the Year was on long-term disability or an approved or unpaid leave of absence, may be considered an Entitled Employee and eligible for a pro-rata share of the Award Payment based upon the fraction of the Year the employee was considered an active employee and subject, if applicable, to potential additional adjustments as described in the prior sentence; provided, however, that in situations where the fractional portion of the Year worked is less than one-twelfth, the employee will not be considered an Entitled Employee unless the CEO recommends and the Committee approves the exception.

(b)	The Award Payment for any Entitled Employee may exceed or be below the amount calculated in accordance with this Section 4 (as adjusted pursuant to Section 4.05(a), if applicable) based on individual performance, the shareholders’ experience, significant safety, health and environmental events or other factors. Award Payments falling outside the established range shall be reviewed and approved by the Board and the Committee for the CEO and the CEO and the Committee for direct reports to the CEO. For all others, approval of the CEO is required.

(c)	Notwithstanding the Groups and Tiers established in Appendix “A”, the Committee may on the recommendation of the CEO, designate an Eligible Employee for inclusion in one of such Groups or Tiers when, but for such designation, the Eligible Employee would not otherwise be included in such Group or Tier.

4.06  Timing of Award Payments

The Committee shall, on the recommendation of the CEO and within 30 days of the end of a Year, approve the Adjusted EBITDA calculation and the amount of Award Payments for each Entitled Employee who is a direct report to the CEO for any given Year. The CEO’s Award Payment will be approved by the Board. Following approval of the Adjusted EBITDA calculation, final calculations for the remaining Entitled Employees will be prepared. The Award Payments shall be paid to Entitled Employees within 30 days of the Committee’s approval of the Adjusted EBITDA calculation and no later than 2 1⁄2 months after the end of the Year.

4.07  Recoupment Policy

Notwithstanding any other provision under this Section, Entitled Employees shall be subject to the terms and conditions of the Corporation’s Policy on Recoupment of Unearned Compensation (as previously adopted and, from time to time, amended by the Board), a copy of which shall be distributed to each such Entitled Employee. In addition, notwithstanding anything in this Plan to the contrary, any award under the Plan may also provide for the cancellation or forfeiture of the award or the forfeiture and repayment to the Corporation of any gain related to the award, or other provisions intended to have a similar effect, upon such terms and conditions as may be required by the Committee or under Section 10D of the Securities Exchange Act of 1934, as amended, and any applicable rules or regulations promulgated by the Securities and Exchange Commission or any national securities exchange or national securities association on which the Corporation’s common shares may be traded.

Section 5—Administration of the Plan

5.01  Administration

The Committee shall conclusively interpret the provisions of this Plan and decide all questions of fact arising in the application of the Plan. Determinations and interpretations in individual cases may be made by the CEO with due regard to consistency with any prior action by the Committee and such determination shall be binding and conclusive upon the individual employees concerned and persons claiming under them. The Committee shall be advised of any such determination or interpretation made by the CEO. To the extent applicable, the Plan shall be administered with respect to Entitled Employees subject to U.S. law so as to avoid penalties pursuant to Section 409A of the Internal Revenue Code.

Section 6—Transfer of Employment

6.01  Transfer of Employment

If an Entitled Employee’s employment is transferred during a Year to a different location, within the Corporation the Senior Vice President, Human Resources & Administration and the CEO shall determine whether the Entitled Employee’s Award Payment is calculated in accordance with Section 4.03 (Entitled Operations Employees), Section 4.04 (Entitled Corporate Office Employees and Entitled Corporate Executives), or a combination of those sections.

Section 7—General Provisions

7.01  Assignment or Alienation

Except as required by applicable laws, the right of an Entitled Employee to receive an Award Payment under this Plan shall not be:

(a)	given as security;

(b)	subject to transfer, anticipation, commutation, alienation, sale, assignment, encumbrance, charge, pledge, or hypothecation; or

(c)	subject to execution, attachment, levy or similar process or assignment by operation of law,

and any attempt to effect any such action shall be null and void and of no effect.

7.02  Amendment or Termination

Subject to Section 7.03 (Effect of Amendment or Termination), this Plan may be amended in whole or in part from time to time or terminated by the Corporation. Any amendment or termination shall be binding on the Corporation, Entitled Employees, Eligible Employees and their respective beneficiaries.

7.03  Effect of Amendment or Termination

Notwithstanding Section 7.02 (Amendment or Termination), no amendment or termination of any provision of this Plan shall directly or indirectly deprive any Entitled Employee or beneficiary of all or any portion of an Award Payment earned with respect to any Year ending prior to the date of the amendment or termination.

7.04  No Enlargement of Contractual Rights

This Plan shall not give any Entitled Employee or Eligible Employee the right to be retained in the service of the Corporation nor shall it interfere with the right of the Corporation to terminate the employment of the Entitled Employee or Eligible Employee. Participation in this Plan shall not give any Entitled Employee or Eligible Employee any right or claim to any benefit, except to the extent provided in this Plan.

7.05  Interpretation

This Plan shall be interpreted pursuant to the laws of the Province of Saskatchewan. Section headings are for convenience only and shall not be considered provisions of the Plan. Words in the singular shall include the plural, and vice versa, unless qualified by the context.

7.06  Withholding of Taxes

The Corporation shall withhold all applicable taxes from any amounts paid pursuant to this Plan.

7.07  Binding on Successors

This Plan shall be binding on any successor or successors of PCS Inc. whether by merger, consolidation or otherwise.

7.08  Currency

The benefits payable pursuant to this Plan shall be paid in the same currency as the Entitled Employee receives his or her Salary.

Section 8—Change in Control

8.01  Definition of Change in Control

For purposes of the Plan, the term “Change in Control” shall have the same meaning as the term “change in control” in the Corporation’s 2016 Long-Term Incentive Plan, as amended.

8.02  Prior Year CIC STIP Award Payment

(a)	Notwithstanding anything in the Plan to the contrary, upon the occurrence of a Change in Control, an Entitled Employee with respect to the Year immediately prior to the Year in which the Change in Control occurs (the “Prior Year”) shall be entitled to receive for the Prior Year the Entitled Employee’s Award Payment for the Prior Year; provided that an Award Payment for the Prior Year was not previously paid to the Entitled Employee prior to the effective date of the Change in Control; and provided further that Section 4.05(a) of the Plan shall continue to apply with respect to the Prior Year (the “Prior Year STIP Award Payment”).

(b)	Any Prior Year STIP Award Payment shall be paid within 30 calendar days following the effective date of the Change in Control; provided, however, that any Prior Year STIP Award Payment shall be paid no later than 2 1⁄2 months after the end of the Prior Year.

8.03   CIC STIP Award Payment

(a)

Notwithstanding anything in the Plan to the contrary, upon the occurrence of a Change in Control, an Entitled Employee (without regard to the requirement set forth in Section 4.01(a) of the Plan that the employee be employed at the end of the Year) shall be entitled to receive for the Year that includes the effective date of the Change in Control the Entitled Employee’s Award Payment for such Year, pro-rated for the portion of such Year that elapsed prior to the Change in Control (determined by dividing (i) the number of calendar days that elapsed during such Year from the commencement of such Year through the effective date of the Change in Control by (ii) the number of calendar days in such Year); provided that Section 4.05(a) of the Plan shall continue to apply with respect to the period prior to the Change in Control during such Year (the “CIC STIP Award Payment”).

(b)	For purposes of calculating an Entitled Employee’s CIC STIP Award Payment (and the Adjusted EBITDA), the Adjusted EBITDA for a given Year shall be deemed to be equal to the greater of (i) the Target EBITDA with respect to such Year, or (ii) the actual Adjusted EBITDA during the portion of such Year that elapsed through the end of the month in which the Change in Control occurs.

(c)	For purposes of calculating an Entitled Operations Employee’s CIC STIP Award Payment, the operating facility results for purposes of Section 4.03(b) of the Plan for a given Year shall be deemed to be equal to the greater of (i) the approved target of the operating facility with respect to such Year, or (ii) the actual results of the operating facility during the portion of such Year that elapsed through the end of the month in which the Change in Control occurs.

(d)	For purposes of calculating an Entitled Corporate Office Employee’s or an Entitled Corporate Executive’s CIC STIP Award Payment, the safety, health and environmental results for purposes of Section 4.04(b) of the Plan for a given Year shall be deemed to be equal to the greater of (i) the approved target with respect to such Year, or (ii) the actual safety, health and environmental results during the portion of such Year that elapsed through the end of the month in which the Change in Control occurs.

(e)	For purposes of calculating an Entitled Employee’s CIC STIP Award Payment, the individual job performance results for purposes of Sections 4.03(c) and 4.04(c) of the Plan for a given Year shall be deemed to be equal to the greater of (i) the approved target with respect to such Year, or (ii) the actual individual job performance results during the portion of such Year that elapsed through the end of the month in which the Change in Control occurs.

(f)	Notwithstanding Section 4.05(b) of the Plan, the CIC STIP Award Payment may not be below the amount calculated in accordance with Sections 4.01 through 4.04 of the Plan (and this Section 8.03), nor shall any approval be required for purposes of Section 4.05(b) of the Plan in the event that the CIC STIP Award Payment exceeds the amount calculated in accordance with Section 4 of the Plan.

(g)	For purposes of Section 4.05(a) of the Plan, the CIC STIP Award Payment shall be calculated on the basis of the Entitled Employee’s Group or Tier immediately prior to the Change in Control.

(h)	The CIC STIP Award Payment shall be paid within 30 calendar days following the effective date of the Change in Control.

(i)	Notwithstanding anything in the Plan to the contrary, to the extent that an Entitled Employee receives an additional Award Payment under the Plan in respect of any Year during which the Entitled Employee became entitled to receive a CIC STIP Award Payment, any such additional Award Payment shall be reduced (but not below zero) by the amount of the CIC STIP Award Payment.

Appendix “A”—STIP Award Percentage

Tier	Group	Target Percentage	EBITDA Award Multiplier[1,2]	SH&E Award Multiplier[3]	Individual Award Multiplier[4]
Entitled Corporate Executives and Entitled Corporate Office Employees

1	President and CEO	100%	70%	10%	20%

2	Exec Level 2	70%	70%	10%	20%

3	Exec Level 3	55%	70%	10%	20%

4	Exec Levels 4a, 4b, 4c Staff Hay Points 1900 +	40%	70%	10%	20%

5	Exec Level 5	35%	60%	10%	30%

6	Exec Level 6 Staff Hay Points 1600 to 1899	30%	60%	10%	30%

7	Exec Level 7 Staff Hay Points 1300 to 1599	25%	60%	10%	30%

8	Staff Hay Points 900 to 1299	20%	60%	10%	30%

9	Staff Hay Points 650 to 899	15%	60%	10%	30%

10	Staff Hay Points 366 to 649	10%	50%	10%	40%

11	Staff Hay Points 0 to 365	5%	50%	10%	40%

Tier	Group	Target Percentage	EBITDA Award Multiplier[1,2]	Operations Award Multiplier[4]	Individual Award Multiplier[4]
Entitled Operations Employees

6	Managing Director, Trinidad Hay Points 1600 to 1899 [5]	30%	20%	50%	30%

7	Hay Points 1300 to 1599 [5]	25%	20%	50%	30%

8	Hay Points 900 to 1299 [5]	20%	20%	50%	30%

9	Hay Points 650 to 899 [5]	15%	20%	50%	30%

10	Hay Points 366 to 649 [5]	10%	20%	50%	30%

11	Hay Points 0 to 365 (excluding Trinidad) [4]	5%	20%	50%	30%

12	Hourly Employees (excluding Trinidad and those in Tier 13)	5%	50%	50%	0%

13	Lanigan, Cory, Patience Lake and Allan unionized Hourly Employees	4.5%	50%	50%	0%

Notes:

1.	Where the Adjusted EBITDA Ratio is greater than 150 (i.e. the maximum Adjusted EBITDA Ratio), the Adjusted EBITDA Ratio is deemed to be 150.

If the Adjusted EBITDA Ratio is between 50% and 100%, the EBITDA Award Percentage = Target Percentage multiplied by Adjusted EBITDA Ratio.

If the Adjusted EBITDA Ratio exceeds 100% and does not exceed 150%, the EBITDA Award Percentage = (2 times Target Percentage multiplied by Adjusted EBITDA Ratio) minus Target Percentage.

2.	Subject to Section 4.05 (Limitation of Award Payments and General Discretion), where the Adjusted EBITDA Ratio is less than 50, the Adjusted EBITDA Ratio is deemed to be zero (0).

3.	The SH&E Award Percentage will be calculated by mathematical straight-line interpolation between 0% and 100%, with respect to performance between Threshold (110% of Target) and Target, and between 100% and 200% with respect to performance between Target and Maximum (90% of Target).

4.	The Operations and Individual Awards are by mathematical straight-line interpolation between 0% and 200%.

5.	Weighting in 2016 for Entitled Operations Employees who are not a General Manager or do not report to a General Manager, or who are not otherwise designated, is 50%/50%/0% (i.e. no individual component).